Exhibit 99.1

Contacts:
Media	Eric Johnson	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Conversion Rate on
Mandatory Convertible Preferred Stock

Jacksonville, Fla., August 12, 2019 - Rayonier Advanced Materials Inc. (NYSE:RYAM) announced today that its Mandatory Convertible Preferred Stock will automatically convert to Common Stock of the Company on August 15, in accordance with the terms of the prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) in connection with the issuance of the Mandatory Convertible Preferred Stock, dated August 4, 2016 (the “Supplement”). Holders of the Mandatory Convertible Preferred Stock will receive 7.7459 shares of Common Stock per share of Mandatory Convertible Preferred Stock. The Company expects to issue approximately 13.4 million shares of Common Stock, bringing the total number of Common Stock outstanding to approximately 63 million shares. For more complete information, investors should refer to the Supplement. This document is available at no charge by visiting the SEC website at www.sec.gov.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generated approximately $2.1 billion of revenues in 2018. More information is available at www.rayonieram.com

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Certain important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com